Exhibit 99.1

Bicycle Therapeutics Reports Recent Business Progress and Second Quarter 2026 Financial Results

Data presented at AACR and ASCO provide further validation of the potential of Bicycle® technology to deliver oncology therapeutics with improved benefit/risk profiles compared to existing modalities

Expanded Clinical Advisory Board with the addition of Thomas Powles, MBBS, MRCP, M.D.

Cash and cash equivalents of $510.1 million as of June 30, 2026, with expected cash runway into 2030

CAMBRIDGE, England & BOSTON, July 30, 2026 – Bicycle Therapeutics plc (NASDAQ: BCYC), a pharmaceutical company pioneering a new and differentiated class of therapeutics based on its proprietary bicyclic peptide (Bicycle®) technology, today reported financial results for the second quarter ended June 30, 2026, and provided recent corporate updates.

“We are pleased with the progress we made during the second quarter. Our financial discipline with refined focus on nuzefatide pevedotin and our next-generation Bicycle conjugate pipeline, including Bicycle® Radioconjugates (BRC®), leaves us well capitalized to pursue our mission to help patients to not only live longer, but also live well,” said Bicycle CEO Kevin Lee, Ph.D. “The encouraging data we presented during the quarter continue to deepen our belief in the potential of our technology to deliver oncology therapeutics with a superior benefit/risk profile against high-value targets like EphA2 and Nectin-4, the former being historically considered undruggable using antibody-based approaches. We believe this profile provides a strong rationale for developing nuzefatide in recurrent pancreatic cancer, where we successfully dosed our first patient in the ongoing Phase 2 trial in April. We remain on track to begin the Phase 1 trial for BT1702, our MT1-MMP targeting BRC, in 2027, backed by compelling human imaging data validating the targeting precision and translatability of our Bicycle® technology.”

Dr Lee added: “It is an honor to welcome world-renowned oncologist Professor Thomas Powles to our Clinical Advisory Board. His deep clinical insights and distinguished leadership in urothelial cancers will be instrumental as we accelerate our efforts to deliver precision-targeted therapies for patients.”

Second Quarter 2026 and Recent Events

•	Data presented at the American Association for Cancer Research (AACR) Annual Meeting 2026 highlights significant opportunities for nuzefatide pevedotin (nuzefatide), a potentially first-in-class EphA2 targeting Bicycle® Drug Conjugate (BDC®), in EphA2 expressing cancers.

o	As of the February 9, 2026 data cutoff, results from the Phase 1/2 trial evaluating nuzefatide 6.5mg/m2 once every two weeks (Q2W) plus nivolumab 480mg once every four weeks (Q4W) in 14 patients with metastatic urothelial cancer (mUC) who had previously progressed on a checkpoint inhibitor (10 while on enfortumab vedotin) showed a differentiated safety profile as well as promising anti-tumor activity.

o	Preclinical assessment of nuzefatide anti-tumor activity in patient-derived xenograft (PDX) models of pancreatic ductal adenocarcinoma (PDAC). Expression of EphA2 was found in all 16 PDAC PDX models. Of the 14 PDAC PDX models assessed for anti-tumor activity, 10 models were sensitive to nuzefatide, six of which showed high sensitivity.

o	Nuzefatide demonstrated potent preclinical anti-tumor activity in EphA2-expressing cell-line-derived xenograft models of head and neck squamous cell carcinoma.

Altogether, Bicycle Therapeutics believes that these data underscore the therapeutic potential for nuzefatide in EphA2-expressing cancers, including pancreatic cancer.

Bicycle Therapeutics is actively enrolling patients in a Phase 2 clinical trial to evaluate efficacy, safety, and pharmacokinetics of nuzefatide in adult patients with recurrent PDAC. The first patient was successfully dosed in April 2026 at the 8mg/m2 Q2W preferred dose for the trial.

•	Additional human imaging data of a Bicycle® Imaging Agent (BIA) targeting EphA2 in patients with PDAC presented at AACR Annual Meeting 2026. The German Cancer Consortium (DKTK), part of a cooperative network with the German Cancer Research Center (DKFZ), presented human imaging data conducted with a Bicycle® molecule targeting EphA2 labelled with gallium-68 (EphA2 BIA) in seven patients with histologically confirmed PDAC. Bicycle Therapeutics believes these data validate the potential of EphA2 as a novel target in the treatment of cancer, demonstrate the translatability of preclinical data and highlight the potential of Bicycle® molecules for targeted radioligand therapies and radiopharmaceutical imaging.

Bicycle Therapeutics continues to advance its emerging radioligand pipeline, with the initiation of the first company-sponsored radioligand clinical trial for BT1702, an MT1-MMP targeting BRC, expected in 2027.

•	Initial Duravelo-2 data presented at 2026 American Society of Clinical Oncology (ASCO) Annual Meeting demonstrates encouraging response rates comparable to published data for standard of care (SOC) and a potentially differentiated safety profile in previously untreated patients with mUC. Zelenectide pevedotin (zelenectide) is a BDC targeting Nectin-4, a well-validated tumor antigen. The dose optimization stage of the randomized Phase 2 Duravelo-2 trial evaluated two doses of zelenectide – 5mg/m2 weekly (5mg dose) and 6mg/m2 (6mg dose) two weeks on, one week off – in combination with 200mg of pembrolizumab once every three weeks in previously untreated patients with mUC (Cohort 1). Bicycle Therapeutics reached regulatory alignment on the zelenectide 6mg dose as optimal both in combination with pembrolizumab and as a monotherapy. Cohort 1 data were extracted for the interim analysis at Week 27, on July 23, 2025. At the time of the data cut, the median progression-free survival (PFS) was not mature, and the results at the optimal dose showed:

o	65% (17/26) overall response rate (ORR) regardless of confirmation and blinded independent central review (BICR) confirmed ORR of 58% (15/26) at the 27-week cutoff. Subsequent to the 27-week cutoff, an additional confirmed BICR response was observed, which would result in an ORR of 62% (16/26).

o	Low rates of zelenectide-related adverse events (AEs) of clinical interest were observed, including peripheral neuropathy, sensory (33%); skin reactions (17%); eye disorders (10%).

o	There were no reported instances of zelenectide-related hyperglycemia and no zelenectide-related severe skin reactions of any grade.

•	Updated Duravelo-1 data presented at 2026 ASCO Annual Meeting demonstrates encouraging median PFS comparable to published data for SOC in previously untreated, cisplatin-ineligible mUC patients. Updated Phase 1 Duravelo-1 results as of the August 1, 2025 data cutoff evaluating zelenectide at the 5mg dose in combination with pembrolizumab in previously untreated cisplatin-ineligible patients, 45% of whom were classified as Eastern Cooperative Oncology Group (ECOG) performance status of 2, showed:

o	59% (13/22) ORR regardless of confirmation, 50% confirmed ORR (11/22), and a disease control rate (DCR) of 82%. Of the confirmed responses, 5 (23%) were complete responses and 6 (27%) were partial responses.

o	Median PFS was 13.0 months and median duration of response (mDOR) was not mature at the time of the data cutoff.

Across all patients, the safety and tolerability profile was consistent with other zelenectide data to date. No new safety signals were observed and there were no Grade 4 or Grade 5 zelenectide-related AEs of clinical interest reported.

•	Expanded Clinical Advisory Board with the addition of Thomas Powles, MBBS, MRCP, M.D. Dr. Powles is a Professor of Genitourinary Oncology and Director of Barts Cancer Centre at St Bartholomew’s Hospital, and Lead for Solid Tumor Research at Barts Cancer Institute, London. Dr. Powles is an international leader in the treatment of urothelial cancers, with a research focus spanning from Phase 1 to randomized Phase 3 clinical trials, particularly in translational Phase 2 studies investigating novel targeted and immune therapies. He has played a critical role in leading over twenty randomized clinical trials, resulting in multiple U.S. Food and Drug Administration (FDA) and European Medicines Agency approvals.

Second Quarter 2026 Financial Results

•	Cash and cash equivalents were $510.1 million as of June 30, 2026, compared to $628.1 million as of December 31, 2025. The decrease in cash and cash equivalents is primarily due to cash used in operations, including cash payments for clinical program activities.

•	Research and development (R&D) expenses were $41.2 million for the three months ended June 30, 2026, compared to $71.0 million for the three months ended June 30, 2025. The decrease in expense of $29.8 million was primarily due to decreased clinical program expenses for zelenectide, decreased personnel-related costs and share-based compensation due to our recent workforce reduction announced in March 2026, as well as decreased discovery, platform and other expenses, offset by lower U.K. R&D tax credits period over period.

•	General and administrative (G&A) expenses were $14.0 million for the three months ended June 30, 2026, compared to $18.5 million for the three months ended June 30, 2025. The decrease in expense of $4.5 million was primarily due to decreased professional and consulting fees and decreased personnel-related costs and share-based compensation due to our recent workforce reduction announced in March 2026.

•	Net loss was $50.3 million, or $(0.72) basic and diluted net loss per share, for the three months ended June 30, 2026, compared to net loss of $79.0 million, or $(1.14) basic and diluted net loss per share, for the three months ended June 30, 2025.

About Bicycle Therapeutics

Bicycle Therapeutics is a clinical-stage pharmaceutical company developing a novel class of medicines, referred to as Bicycle® molecules, for diseases that are underserved by existing therapeutics. Bicycle molecules are fully synthetic short peptides constrained with small molecule scaffolds to form two loops that stabilize their structural geometry. This constraint facilitates target binding with high affinity and selectivity, making Bicycle molecules attractive candidates for drug development. The company is evaluating nuzefatide pevedotin, formerly BT5528, a Bicycle® Drug Conjugate (BDC®) targeting EphA2, a historically undruggable target; a pipeline of other bicycle-based conjugate molecules, including Bicycle® Radioconjugates (BRC®) for radiopharmaceutical use; zelenectide pevedotin (formerly BT8009), a BDC® targeting Nectin-4, a well-validated tumor antigen; and, through various partnerships, is exploring the use of Bicycle® technology to develop therapies for diseases in additional therapeutic areas.

Bicycle Therapeutics is headquartered in Cambridge, UK, with many key functions and members of its leadership team located in Lexington, Mass. For more information, visit bicycletherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,”, “promising”, “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential therapeutic benefit of nuzefatide pevedotin, including the reproducibility and durability of any favorable results initially seen in patients dosed to date in clinical trials, and the potential development of nuzefatide pevedotin in a number of cancers, including pancreatic cancer; the progress of Bicycle Therapeutics’ clinical trials, reporting data from Bicycle Therapeutics’ clinical trials, including for nuzefatide pevedotin, the timing of EphA2 human imaging data and updates on future clinical development plans for nuzefatide pevedotin; the potential of EphA2 as a novel cancer target and the positive properties of Bicycle® radioligand molecules for radiopharmaceutical use; the development of the Bicycle® radioligands pipeline, including BRCs and BIAs; communications with and feedback from the FDA and other regulatory agencies; Bicycle Therapeutics’ expected financial runway; and the use of Bicycle Therapeutics’ technology through various partnerships to develop therapies for diseases in additional therapeutic areas. Bicycle Therapeutics may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: the workforce reduction may take longer or result in more significant charges or cash expenditures than anticipated or otherwise negatively impact Bicycle Therapeutics’ and its business plans during and after the period during which the workforce reduction is being executed; uncertainties related to the benefits of the strategic reprioritization; uncertainties inherent in research and development and in the initiation, progress and completion of clinical trials and clinical development of Bicycle Therapeutics’ product candidates; the risk that Bicycle Therapeutics may not realize the intended benefits of its technology or partnerships; the risk that Bicycle Therapeutics may not achieve any of its clinical development strategies; timing of results from clinical trials; whether the outcomes of preclinical studies and prior clinical trials will be predictive of future clinical trial results; the risk that trials may have unsatisfactory outcomes; potential adverse effects arising from the testing or use of Bicycle Therapeutics’ product candidates; the risk that Bicycle Therapeutics’ projections regarding its expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Bicycle Therapeutics’ actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in Bicycle Therapeutics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 17, 2026, as well as in other filings Bicycle Therapeutics may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Bicycle Therapeutics expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Bicycle Therapeutics plc

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Collaboration revenue	$629	$2,920	$1,516	$12,897
Operating expenses:
Research and development	41,160	71,029	90,061	130,087
General and administrative	14,028	18,493	31,496	39,616
Total operating expenses	55,188	89,522	121,557	169,703
Loss from operations	(54,559)	(86,602)	(120,041)	(156,806)
Other income (expense):
Interest and other income	4,360	7,473	9,237	15,887
Interest expense	(44)	(54)	(92)	(105)
Total other income, net	4,316	7,419	9,145	15,782
Net loss before income tax provision	(50,243)	(79,183)	(110,896)	(141,024)
Provision for (benefit from) income taxes	90	(231)	262	(1,318)
Net loss	$(50,333)	$(78,952)	$(111,158)	$(139,706)
Net loss per share, basic and diluted	$(0.72)	$(1.14)	$(1.59)	$(2.02)
Weighted average ordinary shares outstanding, basic and diluted	69,804,828	69,252,009	69,744,485	69,224,629

Balance Sheets Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$510,052	$628,110
Working capital	527,601	625,901
Total assets	606,578	717,597
Total shareholders’ equity	510,255	609,977

Investors:

Matthew DeYoung

Argot Partners

ir@bicycletx.com

212-600-1902

Media:

Argot Partners

media@bicycletx.com